Exhibit 11

SIDLEY AUSTIN BROWN & WOOD LLP

CHICAGO	1501 K STREET, N.W. WASHINGTON, D.C. 20005 TELEPHONE 202-736-8000 FACSIMILE 202-736-8711 www.sidley.com FOUNDED 1866	BEIJING

DALLAS		GENEVA

LOS ANGELES		HONG KONG

NEW YORK		LONDON

SAN FRANCISCO		SHANGHAI

TOKYO

February 28, 2003

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Global Growth Fund, Inc. (the “Fund”) in connection with the proposed acquisition by the Fund of substantially all of the assets, and the proposed assumption by the Fund of substantially all of the liabilities, of Mercury Global Holdings, Inc. (“Global Holdings”), and the simultaneous distribution of newly-issued shares of common stock of the Fund to Global Holdings for distribution to stockholders of Global Holdings in dissolution and liquidation of Global Holdings (collectively, the “Reorganization”). This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to shares of common stock, par value $0.10 per share, of the Fund (the “Shares”), to be issued in the Reorganization.

As counsel for the Fund in connection with the Reorganization, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Charter of the Fund, the By-laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization (the “Agreement and Plan”) between the Fund and Global Holdings, as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours, /s/ SIDLEY AUSTIN BROWN & WOOD LLP